UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

————————————

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 28, 2006

————————————

KRISPY KREME DOUGHNUTS, INC.
(Exact name of registrant as specified in its charter)

————————————

North Carolina	001-16485	56-2169715
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

370 Knollwood Street, Winston-Salem, North Carolina 27103
(Address of principal executive offices)

Registrant’s telephone number, including area code: (336) 725-2981

Not Applicable
(Former name or former address, if changed since last report)

————————————

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On July 28, 2006, Krispy Kreme Doughnuts, Inc. (the “Company”) and its wholly-owned subsidiary, Krispy Kreme Doughnut Corporation (“KKDC”), issued a press release announcing that they have reached agreements with their Southern California franchisee, Great Circle Family Foods, LLC (“GCFF”), on an integrated transaction involving the settlement of all pending litigation between the parties. As part of the transaction, Southern Doughnuts, LLC (“Southern Doughnuts”), a wholly-owned subsidiary of KKDC, will acquire at closing three of GCFF’s stores located in Burbank, Ontario and Orange, California, together with the related franchise rights. Southern Doughnuts has agreed to pay GCFF $2.9 million for the acquired stores and related assets, with $400,000 having already been paid upon the signing of the agreements and $2.5 million to be paid upon the parties’ satisfaction of certain closing conditions. The parties anticipate closing the transaction in mid-to-late August. Under the agreements, Krispy Kreme, GCFF and related parties exchanged mutual releases and dismissals regarding the pending litigation and arbitration, which releases and dismissals will remain in effect unless Southern Doughnuts fails to remit the balance of the consideration owed. In addition, the parties contemplate negotiating and entering into an option agreement under which Krispy Kreme will have the option to acquire 100% of the equity of GCFF for nominal consideration, exercisable following a due diligence period to be agreed to by the parties.

A copy of the press release is attached hereto as Exhibit 99.1 and is hereby incorporated into this Item 8.01 by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits. The following exhibit is filed herewith:

Exhibit No.	Description

99.1	Press Release (“Krispy Kreme Reaches Agreement on Resolution of Litigation With Southern California Franchisee”) dated July 28, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

KRISPY KREME DOUGHNUTS, INC.
Dated: July 31, 2006
By: /s/ Michael C. Phalen
Michael C. Phalen
Chief Financial Officer